AMENDMENT TO
                        MANAGEMENT AGREEMENT

      This Amendment dated as of May 1, 2006, is to the Management Agreement made as of the 10th day of August 2000, (the "Agreement") by and between FRANKLIN CAPITAL GROWTH FUND (formerly known as Franklin Growth and Income Fund), a Delaware business trust (the "Trust") and Franklin Advisers, Inc., a California corporation, (the "Manager").

                             WITNESSETH:

      WHEREAS,   both  the  Manager  and  the  Trust  wish  to  amend
Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 18, 2006.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

      A. For purposes of calculating such fee, the value of the net assets of the Trust shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as the Trust uses to compute the value of its net assets in connection with the determination of the net asset value of the Trust's shares, all as set forth more fully in the Trust's current prospectus and statement of additional information. The annual rate of the management fee shall be as follows:

           0.625% of the value of net assets up to and including $100 million;

           0.500%  of the  value of net  assets  over  $100
           million and not over $250 million;

           0.450%  of the  value of net  assets  over  $250
           million and not over $10 billion;

           0.440%  of the  value  of net  assets  over  $10
           billion and not over $12.5 billion;

           0.420% of the  value of net  assets  over  $12.5
           billion and not over $15 billion; and

           0.400% of the value of net assets in excess of $15 billion.


      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN CAPITAL GROWTH FUND


By:
      /s/ KAREN L. SKIDMORE
      Karen L. Skidmore
      Vice President and Secretary



FRANKLIN ADVISERS, INC.


By:
      /s/ JAMES R. BAIO
      James R. Baio
      Senior Vice President and
      Chief Financial Officer